BYS Daily

Pro Forma Financial Statements	**2017**	**2018**	**2019**	**2020**	**2021**
Total Revenue	$1,130,087	$8,623,215	$20,727,814	$36,551,543	$58,694,471
Total Direct Costs	$45,462	$202,274	$434,104	$772,668	$1,215,422
Gross Margin	$1,084,625	$8,420,941	$20,293,710	$35,778,875	$57,479,049
Total Operating Expenses	$1,180,188	$3,847,231	$10,238,170	$19,031,630	$30,750,699
Operating Income (Loss)	($95,563)	$4,573,710	$10,055,540	$16,747,244	$26,728,350
Total Other Income	$0	$0	$0	$0	$0
Income Taxes	$0	$1,555,061	$3,418,883	$5,694,063	$9,087,639
Net Income (Loss)	($95,563)	$3,018,649	$6,636,656	$11,053,181	$17,640,711
EBITDA (Loss)	($95,563)	$4,573,710	$10,055,540	$16,747,244	$26,728,350
%	-8%	53%	49%	46%	46%
Total Current Assets	$10,000	$3,028,649	$9,665,305	$20,718,486	$38,359,197
Fixed Assets, Net	-	-	-	-	-
Total Other Assets	-	-	-	-	-
Total Assets	$10,000	$3,028,649	$9,665,305	$20,718,486	$38,359,197
Total Current Liabilities	$50,000	$0	$0	$0	$0
Total Long Term Liabilities	-	-	-	-	-
Total Equity	($40,000)	$3,028,649	$9,665,305	$20,718,486	$38,359,197
Total Liabilities and Equity	$10,000	$3,028,649	$9,665,305	$20,718,486	$38,359,197
Total Cash From (For) Operating Activities	($145,563)	$2,873,085	$6,636,656	$11,053,181	$17,640,711
Total Cash From (For) Investing Activities	-	-	-	-	-
Total Cash From (For) Financing Activities	$1,000,000	-	-	-	-
Net Increase (Decrease) In Cash	$854,437	$2,873,085	$6,636,656	$11,053,181	$17,640,711
Cash and Cash Equivalents-End	$854,437	$3,727,522	$10,364,178	$21,417,360	$39,058,071

The Company makes no express or implied representation or warranty as to the completeness of this information or, in the case of projections, estimates, future plans, or forward looking assumptions or statements, as to their attainability or the accuracy and completeness of the assumptions from which they are derived, and it is expected that each prospective investor will pursue his, her, or its own independent investigation. It must be recognized that estimates of the Company's performance are necessarily subject to a

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